PRESS RELEASE

FOR IMMEDIATE RELEASE

04-11

Contacts:	James Haddox, CFO	Ken Dennard / ksdennard@drg-e.com
	Reba Reid	Lisa Elliott / lelliott@drg-e.com
	Quanta Services, Inc.	DRG&E
	713-629-7600	713-529-6600

QUANTA SERVICES REPORTS SECOND QUARTER RESULTS

HOUSTON – August 6, 2004 – Quanta Services, Inc. (NYSE:PWR) today announced results for the three and six months ended June 30, 2004.

     Revenues in the second quarter of 2004 were $389.2 million compared to revenues of $408.3 million in the second quarter of 2003. For the second quarter of 2004, the net loss attributable to common stock was $3.5 million, or a loss of $0.03 per share, compared to a net loss attributable to common stock of $9.8 million, or a loss per share of $0.08 in the second quarter of 2003.

     “We are beginning to see the positive impact of our profit enhancement initiatives. Our gross profit margin improved more than 55 percent in the second quarter as compared to the first quarter of 2004 as a result of our initiatives and improved weather conditions,” said John Colson, chairman and chief executive officer of Quanta Services. “Our balance sheet remains strong and we remain positioned to leverage emerging opportunities such as the deployment of Fiber-to-the-Premise initiatives and the essential enhancement of the country’s electric transmission grid.”

     The loss for the second quarter of 2004 includes tax expense of approximately $3.3 million due to a change in the effective tax rate for the six months ended June 30, 2004 compared to the effective tax rate for the three months ended March 31, 2004.

     Last year’s second quarter results included allowances for certain accounts and notes receivable in the amount of $19.0 million, related primarily to notes receivable from one customer. We did not have similar allowances during the second quarter of 2004.

– MORE –

     Revenues for the first six months of 2004 were $744.2 million, compared to $775.4 million for the first half of 2003. For the first six months of 2004, the company reported a net loss attributable to common stock of $15.2 million or a loss per diluted share of $0.13, compared to a net loss attributable to common stock of $12.6 million or a loss per diluted share of $0.11 in the first half of last year.

OUTLOOK

     The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any business combinations or divestitures that may be completed after June 30, 2004.

     Quanta expects revenues for the third quarter of 2004 to range between $400 million to $430 million and diluted earnings per share to be between $0.02 and $0.04.

     Quanta Services has scheduled a conference call for August 6, 2004, at 9:30 a.m. eastern time. To participate in the call, dial (303) 262-2211 at least 10 minutes before the conference call begins and ask for the Quanta Services conference call. Investors, analysts and the general public also will have the opportunity to listen to the conference call over the Internet by visiting the company’s web site at www.quantaservices.com. To listen to the call live on the web, please visit the Quanta Services web site at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live web cast, an archive will be available shortly after the call on the company’s website. A replay will also be available and may be accessed by calling (303) 590-3000 and using the pass code 11005212. For more information, please contact Karen Roan at DRG&E by calling (713) 529-6600.

     Quanta Services, Inc. is a leading provider of specialized contracting services, delivering end-to-end network solutions for the electric power, gas, telecommunications and cable television industries. The company’s comprehensive services include designing, installing, repairing and maintaining network infrastructure nationwide.

This press release contains various forward-looking statements and information, including management’s expectations of revenues, earnings per share and growth in certain markets that are based on management’s belief as well as assumptions made by and information currently available to management. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions including, among other matters, future growth in the electric utility and telecommunications outsourcing industry, and the ability of Quanta to successfully implement cost saving measures and to effectively integrate the operations of existing and acquired companies, as well as general risks related to the industries in which Quanta operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. For a discussion of the risks, investors are urged to refer to the Company’s reports filed under the Securities Exchange Act of 1934.

- Tables to follow -

Quanta Services, Inc. and Subsidiaries
Consolidated Statements of Operations
For the Three and Six Months Ended June 30, 2004 and 2003
(In thousands, except per share information)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues	$389,194	$408,302	$744,191	$775,431
Cost of services	342,853	354,784	671,126	684,156

Gross profit	46,341	53,518	73,065	91,275
Selling, general & administrative expenses	40,589	58,368	84,131	97,771

Income (loss) from operations	5,752	(4,850)	(11,066)	(6,496)
Interest expense	(6,228)	(8,138)	(12,594)	(16,102)
Other, net	249	(65)	722	584

Income (loss) before taxes	(227)	(13,053)	(22,938)	(22,014)
Provision (benefit) for taxes	3,265	(3,218)	(7,752)	(7,336)

Net income (loss)	(3,492)	(9,835)	(15,186)	(14,678)
Dividends on preferred stock, net of forfeitures	—	—	—	(2,109)

Net income (loss) attributable to common stock	$(3,492)	$(9,835)	$(15,186)	$(12,569)

Basic and diluted income (loss) per share	$(0.03)	$(0.08)	$(0.13)	$(0.11)

Shares used in computing basic and diluted income (loss) per share	114,425	115,799	114,171	110,409

Quanta Services, Inc. and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	June 30,	December 31,
	2004	2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$197,317	$179,626
Accounts receivable, net	322,031	358,698
Costs and estimated earnings in excess of billings on uncompleted contracts	61,943	51,619
Inventories	26,525	23,809
Prepaid expenses and other current assets	52,360	62,341

Total current assets	660,176	676,093
PROPERTY AND EQUIPMENT, net	329,703	341,542
ACCOUNTS AND NOTES RECEIVABLE, net	41,896	34,327
OTHER ASSETS, net	24,148	25,591
GOODWILL AND OTHER INTANGIBLES, net	388,751	388,882

Total assets	$1,444,674	$1,466,435

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$2,923	$5,034
Accounts payable and accrued expenses	183,849	175,445
Billings in excess of costs and estimated earnings on uncompleted contracts	17,175	18,911

Total current liabilities	203,947	199,390
LONG-TERM DEBT, net of current maturities	46,649	58,051
CONVERTIBLE SUBORDINATED NOTES	442,500	442,500
DEFERRED INCOME TAXES AND OTHER NON-CURRENT LIABILITIES	99,474	103,362

Total liabilities	792,570	803,303

STOCKHOLDERS’ EQUITY	652,104	663,132

Total liabilities and stockholders’ equity	$1,444,674	$1,466,435

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